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                                                                   Exhibit 21.1


                           Subsidiaries Of The Company




Name                        State of Incorporation        Business Name
----                        ----------------------        -------------

Gliatech R & D, Inc.        Ohio                          Gliatech R & D, Inc.


GIC, Inc.                   Delaware                      GIC, Inc.







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